Exhibit 99.01

Attorney Cathryn Gawne to Join Enable IPC Board of Directors

VALENCIA, CA -- May 17, 2007 -- Enable IPC Corporation (OTCBB: EIPC) today announced that Cathryn Gawne of Silicon Valley Law Group will join the Enable IPC board of directors effective May 21, 2007.

Ms. Gawne has practiced corporate and securities law for 25 years and has been affiliated with Silicon Valley Law Group since 1999.  She has represented several public and private companies, including her service as corporate counsel for Enable IPC since its inception.

Her practice emphasizes securities and corporate law for emerging growth companies across a broad range of industries, including wireless and portable information technologies, telecommunications and software, as well as "brick and mortar" industries such as automotive, mining and retail.  She advises companies on initial and follow-on public offerings, mergers, acquisition, leveraged buyouts, joint ventures and commercial transactions.  She counsels public and private companies on corporate governance and disclosure issues and counsels clients who are starting or franchising new businesses with respect to general corporate matters and protection of their intellectual property.  Ms. Gawne also represents several nonprofit corporations, and counsels them on corporate structure and governance.

In addition to her law practice, she serves on two advisory boards, is a Board member of two non-profit organizations and one for-profit company.  Ms. Gawne received a BA from Stanford University and her JD from the UCLA School of Law (where she was a Comment Editor on the UCLA Law Review).

“In her role as Corporate Counsel, Cathy has been an active participant in our company from the beginning,” said David Walker, Enable IPC Chairman and CEO.  “In terms of securities and corporate matters, she is the most knowledgeable attorney I know.  Her willingness to join our Board is a terrific bonus for us.”

Ms. Gawne’s appointment (along with the recently announced addition of Philip Verges, CEO of NewMarket Technology [OTCBB: NMKT]) increases the number of directors of Enable IPC from 5 to 7 in the past month.